        Exhibit 10.5

CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (“Agreement”) is entered into as of the closing of the transactions contemplated by the Merger Agreement (as defined below) (the “Effective Date”), by and among Orrstown Financial Services, Inc., a Pennsylvania corporation (“Orrstown”), Orrstown Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly owned subsidiary of Orrstown (the “Bank”) (Orrstown and the Bank are
hereinafter collectively referred to as the “Employer”) and Amy Doll, an adult individual (“Executive”).
BACKGROUND
Executive is currently employed with Codorus Valley Bancorp, Inc., a Pennsylvania corporation (“Codorus”) and PeoplesBank, a Codorus Valley Company, a Pennsylvania banking institution (“PeoplesBank”). Orrstown has entered into an Agreement and Plan of Merger, dated December 12, 2023, by and between Codorus and Orrstown (the “Merger Agreement”), and the Employer and Executive have entered into that certain Employment Agreement, effective as the Effective Date (the “Employment Agreement”) which is incorporated by reference and made a part of this Agreement. In connection therewith, the Employer and Executive also desire to enter into this Change in Control Agreement to provide certain rights and benefits to Executive in the event of any change in control of Orrstown.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I. Term of Agreement
1.1    Term. This Agreement shall commence on the Effective Date and shall continue for a term of three years; provided, however, that the term shall automatically extend for additional consecutive one (1)-year periods on each anniversary of the Effective Date unless either party gives written notice of nonrenewal to the other at least sixty (60) days prior to such anniversary. References in the Agreement to the "Term" shall refer to the initial three-year term of this Agreement and any extensions thereof.
ARTICLE II. Payments in Connection with a Change in Control.
2.1    Definitions.
(a)    For purposes of this Agreement, a “Change in Control” shall be deemed to occur if:
(i)    any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Orrstown, the Bank, any of its or their subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Orrstown, the Bank or any of its or their subsidiaries), together with all

“affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Orrstown representing 40 percent or more of the combined voting power of Orrstown’s then outstanding securities having the right to vote in an election of Orrstown’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Orrstown or in connection with a public offering); or
(ii)    persons who, as of the date hereof, constitute the Board of
Directors of Orrstown or the Bank (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of either the Board of Directors of Orrstown or the Bank, provided that any person becoming a director of Orrstown or the Bank subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors of the applicable entity or (B) a vote of at least a majority of the Incumbent Directors of the applicable entity who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors of Orrstown or the Bank or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Orrstown or the Bank, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(iii)    the consummation of (A) any consolidation or merger of Orrstown or the Bank where the stockholders of Orrstown immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Orrstown or the Bank;
provided, however, that such event is also a “change in control” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations issued thereunder. Notwithstanding the foregoing Section 2.1(a)(i), a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing solely as the result of an acquisition of securities by Orrstown that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any Person to 40 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Orrstown) and immediately thereafter beneficially owns 40 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing Section 2.1(a)(i).
(b)    A “Change in Control Period” shall mean the period commencing at the effective time of a Change in Control and ending on the second anniversary of the date of such Change in Control.
(c)    Other capitalized terms herein which are not otherwise defined, shall have such meaning as defined in the Employment Agreement.
2.2    Amount of Payments. Except as provided in Section 2.2(d), and in lieu of amounts payable under Article IV of the Employment Agreement, the Employer will pay Executive the amounts specified and will provide the benefits specified in the circumstances below in connection with a Change in Control.
(a)    If Executive’s employment is terminated by the Employer without Cause or by Executive for Good Reason during the Change in Control Period, the Employer will pay, or cause to be paid, to Executive:
(i)    an amount equal to 2.99 times the sum of (A) the Base Salary immediately before the Change in Control and (B) the highest annual cash bonus and/or other incentive compensation awarded to Executive over the past three (3) years in which cash bonus or other incentive compensation was awarded (all exclusive of any election to defer receipt of compensation Executive may have made); and
(ii)    an amount (the “Unvested Company Contribution”) equal to that portion, if any, of the Employer’s contribution to Executive’s 401(k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of termination of Executive’s employment (the “Date of Termination”), plus an amount which, when added to the Unvested Company Contribution, would be sufficient after Federal, state and local income taxes (based on the tax returns filed by Executive most recently prior to the Date of Termination) to enable Executive to net an amount equal to the Unvested Company Contribution.
Such payments shall be made in one lump sum subject to and in accordance with Section 3.12 of this Agreement.
(b)    Except as provided in Section 2.2(d), if Executive’s employment is terminated by Employer without Cause or by Executive for Good Reason during the Change in Control Period:

(i)    The Employer shall provide Executive with health (medical, dental and vision) and disability coverage substantially comparable to the coverage Executive was receiving from the Employer immediately prior to the Date of Termination for a period of two years after the Date of Termination (the “Coverage Period”). Executive shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive’s employment terminated. The total cost of Executive’s continued coverage shall be determined using the same rates for health and/or disability coverage that apply from time to time to similarly situated active employees. Notwithstanding the foregoing, if the applicable rules and regulations under Federal or Pennsylvania law prohibit the Employer from providing Executive with the post-termination group health or other benefits coverage, or if providing such coverage would subject the Employer or Executive to penalties or excise taxes, then the Employer shall continue to pay to Executive the monthly amount equal to the COBRA (as defined below) premium amount being paid by its former employees who are eligible for such COBRA participation or other benefits coverage continuation, but the Employer shall not be required to provide Executive with enrollment and participation in the actual plans in which the Employer’s employees are actually enrolled. For any portion of the Coverage Period during which health plan coverage or disability insurance coverage, or both, is or are not available under insured plans covering employees of the Employer, Executive shall be compensated in respect of such inability to participate through payment by the Employer to Executive, of an amount equal to the cost that would have been incurred by the Employer if Executive were able to participate in such plan or program (less the employee portion of the premium costs for the active plan) plus an amount which, when added to the Employer annual cost to the Employer, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by Executive most recently prior to the date of termination) to enable the Executive to net an amount equal to the Employer annual cost to the Employer.
(ii)    In lieu of ongoing coverage under the Employer’s group term life insurance program, the Employer shall pay Executive an amount equal to 150 percent of the Employer’s actual premium cost of providing group term life insurance coverage to Executive for the two year period following Employee’s termination of employment date within sixty (60) days after the Date of Termination in accordance with Section 3.12 of this Agreement.
(iii)    The Employer shall pay to Executive, in a single lump sum as soon as practicable after Executive’s termination, an aggregate amount equal to the sum of (A) two additional years of the Employer retirement plan contributions by the Employer under each tax qualified or nonqualified defined contribution type of retirement plan in which Executive was a participant immediately prior to Executive’s termination of employment and (B) the actuarial present value of two additional years of benefit accruals under each tax qualified or nonqualified defined benefit type of retirement plan in which Executive was a participant immediately prior to Executive’s termination or resignation, calculated in each case as if Executive had continued as a plan participant for the number of additional years indicated above, Executive’s annual compensation for plan purposes in the most recently completed plan year of each plan continued unchanged through these additional years, and the retirement plans continued to operate unchanged through the additional years. The actuarial equivalence factors and assumptions generally in use under any defined benefit plan shall be applied in determining lump sum present values of any defined benefit plan additional accruals payable hereunder.
(iv)    The period of continued health coverage required by Section 4980(B)(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) shall run concurrently with the coverage provided herein.
(c)    Upon the occurrence of a Change in Control, the vesting and exercise rights of all stock options, shares of restricted stock, and other equity-based compensation units held by Executive pursuant to any stock option plan, stock option agreement, restricted stock agreement, or other long term incentive plan shall be governed by the terms of such plan or agreement, but in the event the plan or agreement is silent on the subject of change in control, all such options, shares, and units shall immediately become vested and exercisable as to all or any part of the shares and rights covered thereby.
(d)    Executive is to receive no payments under Section 2.2(a) and no benefits under Section 2.2(b) if Executive’s employment is terminated during a Change in Control Period by the death or Disability of Executive, by the Employer for Cause, or by Executive other than for Good Reason. In an instance of death or Disability of the Executive, however, Executive and Executive’s dependents, beneficiaries and estate shall receive any benefits payable to them under the Employment Agreement.
(e)    References in this Section 2.2 to “the Employer” shall include the successors of the Employer, as applicable.
(f)    If any benefit or payment from the Employer to Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Employment Agreement or otherwise) (a “Payment”) shall be determined to be an “Excess Parachute Payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts or benefits payable to Executive pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be the greater of (i) the highest aggregate present value of Agreement Payments that can be paid without causing any payments or benefits hereunder to be an Excess Parachute Payment or (ii) the largest portion, up to and including the total, of the Agreement Payments that after taking into account all applicable state and federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code, results in a greater after-tax benefit to Executive than the after-tax benefit to Executive of the amount calculated under (i) hereof (computed at the highest applicable marginal rate). For purposes of this Section 2.2, present value shall be determined in accordance with Section 280G(d)(4) of the Code.
2.3    Transition Services. For one (1) year following cessation of employment after any Change in Control, Executive agrees to remain available to provide the Employer with transition assistance on matters with which Executive was involved during his or her employment. Executive shall render such assistance in a timely manner on reasonable notice from the Employer. Executive shall not be entitled to any separate compensation for the services described in this paragraph (other than reimbursement for reasonable out of pocket expenses actually incurred). The Employer agrees to provide reasonable advance notice of the need for Executive’s assistance and shall exercise reasonable efforts to schedule and limit such matters so as to avoid interfering with Executive’s personal and other professional obligations.
ARTICLE III. Miscellaneous.
3.1    Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide the Employer with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.
3.2    Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Employer only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Employer in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.
3.3    Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)    If to the Employer:
Orrstown Bank 4750 Lindle Road
Harrisburg, PA 17111
Attention: Chief Human Resources Officer

(b)    If to Executive:
Amy Doll

3.4    Entire Agreement and Modification. This Agreement and the Employment Agreement constitute the entire agreement between the parties hereto with respect to the matters contemplated herein and therein and supersedes all prior agreements and understandings with respect thereto, including that certain Change in Control Agreement by and among the Executive, Codorus and Peoples Bank, dated June 23, 2016. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by the Employer and Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.
3.5    Governing Law, Forum. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. Any claims or legal actions by one party against another shall be commenced and maintained in the Court of Common Pleas of Dauphin County, Pennsylvania or the federal District Court for the Middle District of Pennsylvania, and both parties submit to the jurisdiction and venue of any such court.
3.6    Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.
3.7    Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.
3.8    Attorneys’ Fees and Related Expenses. All reasonable attorneys’ fees and related expenses incurred by Executive in connection with or relating to the review and negotiation of this Agreement or, if Executive prevails in connection with enforcing Executive’s rights under this Agreement, the enforcement by Executive of Executive’s rights under this Agreement, shall be paid in full by the Employer.
3.9    Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for herein by seeking employment or otherwise shall not be entitled to set-off against the amount of any payments made pursuant hereto with respect to any compensation earned by Executive arising from other employment.
3.10    Indemnification. Except to the extent inconsistent with the Employer’s certificate of incorporation or bylaws, the Employer will indemnify Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s service as an officer and employee of the Employer and its subsidiaries, which indemnification shall be provided following termination of employment for so long as Executive may have liability with respect to Executive’s service as an officer or employee of the Employer and its subsidiaries. Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers of the Employer under such policies.
3.11    409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Employer be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code Section 409A (“Section 409A”) earlier than the earliest permissible date under Section 409A that such amount could be paid without additional taxes or interest being imposed under Section 409A. The Employer and Executive intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Employer and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A. Without limiting the generality of the foregoing, in the event Executive is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Section 409A, and Executive is a “specified employee” of the Employer (as determined in accordance with Section 409A of the Code), then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of Executive’s death). Amounts otherwise payable during such six month period shall be accumulated and paid in a lump sum on the first day of the seventh month. To the extent any payments under this Agreement are payable in installments, each installment shall be treated as a separate payment.
3.12    Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits described are conditioned on Executive’s execution and delivery to the Employer, or the Employer’s successor or assignee, of a separation agreement that includes, among other things, an effective general release, waiver of claims and non-disparagement agreement in a form prescribed by the Employer (the “Release”), and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable federal and state law, becoming effective by the 60th day following Executive’s separation from service (or such shorter period set forth within such Release). Such payments will be made or commence to be made following the date the Release becomes effective, provided that if the 60-day period spans two calendar years, the payments will commence in the second calendar year.

3.13    Other Rights. Nothing in this Agreement is intended to limit Executive’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his/her employment under any group insurance plan, policy or arrangement of the Employer in accordance with the terms of such plan, policy or arrangement (b) elect COBRA benefits in accordance with the applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan.
3.14    Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that Executive’s obligations under Section 2.3 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.
3.15    Regulatory Limitations. Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

By: /s/ Amy L. Doll______________________    ___
Name: Amy L. Doll

ORRSTOWN FINANCIAL SERVICES, INC.

By: _/s/ Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title:    President & Chief Executive Officer

ORRSTOWN BANK

By: _/s/ Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title: President & Chief Executive Officer